UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2008

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	1-6370	59-0914138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 S.W. 145 Avenue, Miramar, Florida	33027

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(954) 364-6900

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 -- CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        On November 5, 2008, Elizabeth Arden, Inc. (the "Company") entered into a termination agreement (the "Agreement") with Mr. Jacobus A.J. Steffens, the Company's Executive Vice President, General Manager -- International. Under the terms of the Agreement, Mr. Steffens's employment with the Company will end on December 31, 2008.

        Under the terms of the Agreement, Mr. Steffens will be entitled to continue to receive his current salary and employee benefits and perquisites, plus payment for any accrued but unused vacation, through December 31, 2008. In addition, if Mr. Steffens remains with the Company through December 31, 2008, Mr. Steffens will be entitled to (i) a lump sum cash payment of 550,000 Swiss francs, consistent with the Company's Severance Policy, (ii) a lump sum cash payment of 34,320 Swiss francs which equals 12 months of health insurance allowance and 12 months of car allowance, (iii) continued payment by the Company of secondary school tuition for his children through the end of the 2008/2009 academic year, and (iv) outplacement services at the expense of the Company, up to a maximum of 20,000 Swiss francs, should Mr. Steffens desire to utilize such services. Mr. Steffens will also retain his full eligibility to receive a cash bonus for the quarter ending December 31, 2008, in accordance with the terms of the Company's Management Bonus Plan for Fiscal 2009. The Agreement also includes confidentiality and non-solicitation provisions in favor of the Company and a mutual general release of claims relating to the Company's employment of Mr. Steffens.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIZABETH ARDEN, INC.

Date: November 11, 2008	/s/ Stephen J. Smith

Stephen J. Smith Executive Vice President and Chief Financial Officer